UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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SERVOTRONICS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1110 Maple Street, P.O. Box 300 – Elma, New York 14059-0300 716-655-5990 Fax 716-655-6012

Dr. Nicholas D. Trbovich

Founder, Chairman of the Board of Directors

and Chief Executive Officer

April 5, 2017

Dear Fellow Shareholder:

The Annual Meeting of Shareholders will take place on Friday, May 12, 2017 at 2:00 p.m., EDT, at the offices of Bond, Schoeneck & King, PLLC., Avant Building - Suite 900, 200 Delaware Avenue, Buffalo, NY 14202. You are cordially invited to attend. If you wish to attend the meeting in person, you will need to register with us in advance. Please follow the advance registration instructions described on page 1 of the Proxy Statement.

The enclosed Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon during the meeting. To ensure your representation at the meeting, even if you are unable to attend, please sign the enclosed Proxy Card and return it in the postage paid envelope.

If you have any questions in regard to completing your proxy, please call our Corporate Secretary, Bernadine E. Kucinski (716) 655-5990.

Your continued interest and support is very much appreciated.

Sincerely,

Dr. Nicholas D. Trbovich

SERVOTRONICS, INC.

1110 Maple Street

P.O. Box 300
Elma, New York 14059

NOTICE OF

2017 ANNUAL SHAREHOLDERS’ MEETING

To the Shareholders:

Notice is hereby given that the 2017 Annual Meeting of the Shareholders of Servotronics, Inc. (the “Company”) will be held at the offices of Bond, Schoeneck & King, PLLC., Avant Building-Suite 900, 200 Delaware Avenue, Buffalo, NY 14202, on Friday, May 12, 2017 at 2:00 p.m., EDT, for the following purposes:

1.	To elect six Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;
2.	To consider and ratify the appointment of Freed Maxick CPAs, P.C. as the Company’s independent registered public accounting firm for the 2017 fiscal year;
3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 16, 2017 are entitled to notice of and to vote at the meeting or any adjournments thereof.

Dr. Nicholas D. Trbovich
Founder, Chairman of the Board of Directors and Chief Executive Officer

Dated: April 5, 2017

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 12, 2017.

This Proxy statement, form of proxy and the Company’s 2016 Annual Report are available at www.servotronics.com.

SHAREHOLDERS ARE URGED TO VOTE BY SIGNING, DATING AND MAILING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

April 5, 2017

SERVOTRONICS, INC.

1110 Maple Street

P.O. Box 300
Elma, New York 14059

PROXY STATEMENT
FOR

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD May 12, 2017

The following information is furnished in connection with the Annual Meeting of Shareholders of Servotronics, Inc. (the “Company”) to be held on May 12, 2017 at 2:00 p.m., EDT, at the offices of Bond, Schoeneck & King, PLLC., Avant Building - Suite 900, 200 Delaware Avenue, Buffalo, NY 14202.

If you would like to attend the Annual Meeting, please pre-register by 11:59 p.m. EDT on Monday, May 8, 2017. You must present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting. If you are a registered shareholder, please indicate that you intend to attend the Annual Meeting by checking the appropriate box on your proxy card. If you hold your shares beneficially, please notify us in writing that you will attend. In your written notification, please include a proof of ownership of our common stock (such as a letter from your broker, bank or other nominee, a photocopy of your current account statement or a copy of your voting card). Please also provide contact information where we can reach you if we have a question about your notification. Send your notification by mail to the Company’s Corporate Secretary, 1110 Maple Street, P.O. Box 300, Elma, New York 14059.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2016 accompanies this Proxy Statement. Additional copies of the Annual Report, Notice, Proxy Statement and form of proxy may be obtained without charge from the Company’s Corporate Secretary, 1110 Maple Street, P.O. Box 300, Elma, New York 14059. This Proxy Statement and proxy card are first being mailed to shareholders on or about April 5, 2017.

SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy for the Annual Meeting of Shareholders is being solicited by the Directors of the Company. The proxy may be revoked by a shareholder at any time prior to the exercise thereof by filing with the Corporate Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy may be revoked by a shareholder attending the meeting, by withdrawing such proxy and voting in person. The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of mailings, proxies may be solicited by employees of the Company (who will receive no additional compensation therefor) personally or by telephone or other electronic communications and arrangements may be made with banks, brokerage houses and other institutions, nominees and/or fiduciaries to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

VOTING INFORMATION

The record date for determining shares entitled to vote has been fixed at the close of business on March 16, 2017. On such date there were outstanding 2,434,449 shares of common stock of the Company, $.20 par value (“Common Stock”), entitled to one vote each.

In order to conduct the Annual Meeting, the presence, in person or by properly executed proxy, of the holders of a majority (i.e., greater than 50%) of all the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of all the votes cast at the 2017 Annual Meeting with each share being voted for as many individuals as there are Directors to be elected. Ratification of the appointment of Freed Maxick CPAs, P.C. as the Company’s independent registered public accounting firm for the 2017 fiscal year requires the affirmative vote of a majority of the votes cast. Pursuant to SEC rules, shareholder proposals must have been received by March 14, 2017, which date is 45 days before the date (April 28) on which the Company mailed its proxy materials for last year’s annual meeting, to be considered at the 2017 Annual Meeting. At March 14, 2017 the Company had not received notice of any intention to submit any other matter; and, therefore, the named proxies have discretion to vote on any other matter that comes before the meeting.

Shares of Common Stock represented by a properly signed, dated and returned proxy will be treated as present at the meeting for the purposes of determining a quorum. Proxies relating to “street name” shares of Common Stock that are voted by brokers will be counted as shares of Common Stock (i) present for purposes of determining the presence of a quorum and (ii) as having voted in accordance with the directions and statements on the form of proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

The By-Laws of the Company provide that there shall not be less than three Directors not more than nine and that the number of Directors to be elected at the Annual Meeting of Shareholders shall be fixed by the Board of Directors. As of March 15, 2017, the Board of Directors has fixed the number of Directors to be elected at the meeting at six. Each person so elected shall serve until the next Annual Meeting of Shareholders and until his successor is elected and shall have qualified.

Five of the seven incumbent directors were nominated to stand for re-election. Directors Donald W. Hedges, Esq. and Rigel D. Pirrone informed the Board that they will retire from the Board and not stand for re-election at the Annual Meeting. Upon the recommendation of the Independent Directors Committee, the Board also nominated an additional director candidate who does not currently serve on the Board. The candidate was first recommended to the Independent Directors Committee by the Company’s President. The Directors believe that all of the nominees are willing and able to serve as Directors of the Company. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, the enclosed proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

The following paragraphs set forth certain information regarding the nominees for election to the Company’s Board of Directors, including the specific experience, qualifications, attributes or skills that led to the conclusion by the Board of Directors that such person should serve as a Director of the Company. The nominees for election to the Company’s Board of Directors are Jason T. Bear, age 35, Edward C. Cosgrove, Esq., age 82, Lucion P. Gygax, age 46, Christopher M. Marks, age 52, Kenneth D. Trbovich, age 42, and Dr. Nicholas D. Trbovich, age 81.

Jason T. Bear is nominated to join Servotronics, Inc. as a Company Director. Mr. Bear is the Founder, President, and CEO of Full-Throttle Communications, Inc., a marketing and public relations firm that represents a wide variety of national manufacturing brands. His experience ranges from aerospace and tactical manufacturers that service military government entities to outdoor sporting brands. Prior to founding Full Throttle Communications in 2007, Mr. Bear held the position of Marketing Director at Bear Enthusiast Marketing Group and also served as an account manager at Kodiak Communications, Inc. where he oversaw a number of client accounts providing strategic marketing direction. Mr. Bear¹s marketing experience includes the support of signature brands such as Wiley X, John Deere, Harley-Davidson, and Remington. His leadership skills, marketing acumen, and aptitude for negotiation qualify him to be a Company Director.

Edward C. Cosgrove, Esq. has served as Director since 2012. Mr. Cosgrove is a prominent long-term member of the Western New York jurisprudence community. He earned a Bachelor of Arts Degree from the University of Notre Dame in 1956 and a Doctor of Laws Degree from Georgetown University Law School in 1959. His wide range of experience has included years as a Special Agent, Federal Bureau of Investigation (1960 – 1962), Attorney at Law (1963 – 1973) and District Attorney of Erie County, NY (1974 – 1981). From 1982 to the present his practice includes Civil and Criminal Litigation, management of legal crises and representation of local, national and international corporations, insurance companies and professionals before State Licensing Boards with the Cosgrove Law Firm. Mr. Cosgrove brings extensive experience as an active member of professional and charitable organizations. Mr. Cosgrove is eminently qualified to be a Director of Servotronics, Inc. because of his wide range of experience, excellent reputation and demonstrated competency in addressing complex challenges leading to significant opportunities and conclusions.

Lucion P. Gygax, an author, entrepreneur and Major in the Army National Guard, was appointed to the Board of Directors in July 2015 and serves as Chairman of the Company’s Independent Directors Committee and a member of the Company’s Audit Committee. A decorated military officer, Mr. Gygax is the recipient of the Bronze Star and the Meritorious Service Medal, among other awards, and is a veteran of the Gulf War and the Iraq War. Mr. Gygax brings a diverse background to the board with experience in supply chain management, budget management, human resources and executive leadership. Mr. Gygax is the principal owner and managing partner of an event management company and is the Executive Officer of the Army National Guard’s 749th Combat Sustainment Support Battalion where he serves as chief of staff for a battalion of 600 personnel. He has over 25 years of experience in the United States Armed Forces, including prior leadership assignments as a Non-commissioned Officer, Battalion Support Operations Officer, Battalion Human Resources Officer, Battalion Operations Officer, Brigade Transportation Officer, Armor Company Commander and Recruiting Company Commander. Mr. Gygax’s leadership experience and achievements qualify him as a Company Director.

Christopher M. Marks was appointed to the Board of Directors in July 2016 and serves as an Independent Director and Chairman of the Company’s Audit Committee. Mr. Marks brings over 25 years of financial planning and analysis experience to the Company as well as a background in corporate law and governance. He holds a Bachelor’s Degree in Business from Villanova University, a Master of Business Administration from St. Bonaventure University, and a Juris Doctorate with honors from the State University of New York at Buffalo. His extensive experience includes practicing commercial and corporate law at Phillips Lytle, LLP in Buffalo, NY and several years working for the auditing and accounting firm Price Waterhouse in New York City. Mr. Marks is a partner in the financial planning company Jensen, Marks, Langer & Vance (formerly Buffalo Financial Associates), where he provides financial planning advice and investment management services. Additionally, Mr. Marks is a member of the New York State and Erie County Bar Associations, is a past president of the Buffalo Chapter of the Society of Financial Service Professionals, and served on various boards and advisory committees for privately held companies, charities, and educational institutions. Mr. Marks’ experience, accomplishments, and financial specialization qualifies him as a Company Director.

Kenneth D. Trbovich has been President of the Company and a Director since 2012. Mr. Trbovich is also President and CEO of the Company’s subsidiary, The Ontario Knife Company (OKC). Mr. Trbovich initially joined the Company in 1993 and held positions of increasing responsibilities that led to his current roles. He is listed as co-inventor on multiple patents or patents-pending used by the Company and has extensive project management and business development experience, coordinating Company business in the United States, Taiwan, Singapore, Australia, Germany, England, and other locations around the world. In addition to his positions within the Company, Mr. Trbovich represents OKC on the Board of Regents of the American Knife and Tool Institute, serves on the Board of Trustees for Medaille College, and is a trustee for a private charitable foundation. Mr. Trbovich is a member of the National Association of Corporate Directors and he also maintains Company relationships with industry associations including the Buffalo Niagara Partnership, the National Association of Manufacturers, and the Aerospace Industry Association. He holds undergraduate degrees from Medaille College and Skidmore College in addition to certificates from the State University of New York at Buffalo’s School of Management and the University of Rochester’s Simon School of Business. Mr. Trbovich’s achievements, executive experience, established industry associations, and long tenure with the Company highly qualifies him as a Company Director.

Dr. Nicholas D. Trbovich has been Chairman of the Board, Chief Executive Officer and served as a Director since 1959.  As a Founder of the Company, substantial shareholder and the Company’s past President, he has managed personally and through delegation the research, development, engineering, manufacturing and administration of the Company as the Company grew and its goals were achieved over the years. He has guided the Company in its transition from being primarily an engineering entity to a Company with expanded manufacturing and new product capabilities. He has been instrumental and successful in obtaining the appropriate corporate financing from banking institutions and the public sale of common shares to meet the Company’s increased requirements to support new product design, development and enhanced manufacturing capabilities. The Company’s designed and developed products fill key roles in many of the world’s well-known aerospace programs such as the Boeing 700 and Airbus 300 Series of commercial jets, Lockheed Martin’s F-35, F-18, F-16, F-15 and various other jet fighters, jet transports, helicopters, bombers and the Hubbell Space Telescope. Dr. Trbovich’s past and/or current business Directorships include manufacturing companies, banking institutions, professional and other enterprises. An elected Member of the Niagara Frontier Aviation and Space Hall of Fame, he is a holder of patents, recipient of Awards (i.e. Entrepreneur of the Year and other business and/or technical awards), a member of professional associations, a published author and has lectured at various prestigious universities. He received the Distinguished Alumnus Award from the University of Rochester where he earned two Doctorates and an MBA. He has also been awarded Honorary Doctorates from three other colleges. He has held various leadership positions including Chairman of the Board of Trustees for two colleges and past Vice Chairman of the Board for a third college. His collective achievements, broad range of recognitions and continuing dedicated efforts to meet and exceed Company goals highly qualifies him as a Company Director.

The Directors recommend a vote FOR the six nominees listed above. Unless instructed otherwise, proxies will be voted FOR these nominees.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independent Directors

Under the NYSE MKT listing standards, at least 50% of the Company’s directors must meet the test of “independence” as defined by the NYSE MKT. The NYSE MKT standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no relationship with the Company that would interfere with such person’s ability to exercise independent judgment as a member of the Company’s Board.

The Board of Directors has determined that each current director and nominee is independent other than Dr. Trbovich, the Company’s Chairman of the Board and Chief Executive Officer, Mr. Trbovich, the Company’s President and Mr. Cosgrove, whose firm has provided legal services to the Company and its subsidiaries. In determining that Mr. Bear was “independent”, the Board considered the fact that the Company and its subsidiaries paid $69,200 to Full-Throttle Communications, Inc. in 2016 and is under contract to pay Full-Throttle Communications, Inc. $2,000 per month in 2017 for advertising services.

Committees and Meeting Data

The Board of Directors has a standing Audit Committee and Independent Directors Committee. Each member of each of these committees is “independent” as that term is defined in the NYSE MKT listing standards. The Audit Committee consists of Messrs. Gygax, Hedges and Marks with Mr. Marks chairing the Committee and being designated as the Company’s “Audit Committee financial expert”. The Audit Committee meets with the Company’s Independent Auditors and reviews with them matters relating to corporate financial reporting and accounting procedures and policies, the adequacy of financial, accounting and operating controls, the scope of the audit and the results of the audit. The Audit Committee is also charged with the responsibility of submitting to the Board of Directors any recommendations it may have from time to time with respect to financial reporting and accounting practices, policies and financial accounting and operation controls and safeguards.

The Independent Directors Committee consists of Messrs. Gygax, Hedges and Marks with Mr. Gygax chairing the Committee. The Independent Directors Committee is responsible for reviewing and recommending appropriate executive compensation policy and determining the compensation of the Company’s Directors and Executive Officers. The responsibilities of the Independent Directors Committee also include assessing Board membership needs and identifying, screening, recruiting, presenting director candidates to the Board, implementing policies regarding corporate governance matters and making recommendations regarding committee memberships.

Pursuant to Board resolutions, the full Board of Directors approves/ratifies all Director nominees after they are determined by the Independent Directors Committee. See “Director Nominating Process” below. Additionally, Director and Executive Officer compensation determinations are subsequently submitted to the full Board of Directors for approval/ ratification.

During the fiscal year ended December 31, 2016, the Audit Committee met 4 times, the Independent Directors Committee met 3 times and the Board of Directors met 6 times. No Director attended less than 100% of the meetings held during the period that each individual served as a Director. Each Director is encouraged to attend the Annual Meeting of Shareholders. In 2016, the Annual Meeting of Shareholders was attended by five of the six Directors then in office.

Code of Ethics

The Company has adopted a Code of Ethics and Business Conduct (the “Code”) that applies to all Directors, Officers and employees of the Company as required by the listing standards of the NYSE MKT. The Code is available on the Company’s website at www.servotronics.com and the Company intends to disclose on this website any amendment to the Code. Waivers under the Code, if any, will be disclosed under the rules of the SEC and the NYSE MKT.

The Company also has a Whistleblower Policy, which is incorporated into the Code of Ethics and Business Conduct that requires Directors, Executive Officers and employees to comply with appropriate accounting and internal controls and establishes procedures to report any perceived wrongdoing, questionable accounting or auditing matters in a confidential and anonymous manner.

Report of the Audit Committee of the Board of Directors

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control, audit process and monitoring compliance with standards of business conduct. The Audit Committee operates under a written charter which is available on the Company’s website at www.servotronics.com. Management of the Company has primary responsibility for preparing financial statements of the Company as well as the Company’s financial reporting process. Freed Maxick CPAs, P.C. (“Freed Maxick”), acting as Independent Auditors, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2016 with the Company’s Management.

2.	The Audit Committee has discussed with the Independent Auditors the matters required to be discussed by the Standards of the Public Company Accounting Oversight Board (PCAOB).

3.	The Audit Committee has received the written disclosures and the letter from the Independent Auditors required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Freed Maxick the matter of that firm’s independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee approved that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee is independent as defined under the listing standards of the NYSE MKT.

AUDIT COMMITTEE
Christopher M. Marks, Chairman Lucion P. Gygax
Donald W. Hedges, Esq.

Leadership Structure

Dr. Nicholas D. Trbovich is the Company’s Chairman of the Board and Chief Executive Officer. The Company believes that having one person hold the roles of Chairman of the Board and Chief Executive Officer is the most effective way at this time to organize the leadership structure of the Board of Directors. Having one person hold the roles of Chairman of the Board and Chief Executive Officer promotes unified leadership and direction for the Board and executive management and it allows for a single and clear focus for the chain of command to execute the Company’s strategic initiatives and business plans. Because Dr. Trbovich is primarily responsible for managing the Company’s day-to-day operations and strategic plan implementations, he is in the best position to chair meetings of the Board of Directors where key business and strategic issues are discussed.

Another component of our leadership structure is the active role played by non- management and independent Directors in overseeing the Company’s business, both at the Board and Committee level. The Board believes that the combined role of Chairman of the Board and Chief Executive Officer coupled with the existence of the independent Directors is the appropriate leadership structure for the Board of Directors at this time. This structure provides sufficient independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of the Company’s business operations and strategic plan implementations. The Independent Directors Committee periodically reviews this structure to assess its effectiveness on a continuing basis.

Board Oversight of Risk Management

The Board of Directors oversees the Company’s risk management process. This oversight is primarily accomplished through the Board’s committees and management’s reporting processes. The Company does not have a formal risk committee; however, the Audit Committee focuses on risk related to accounting, internal controls and financial and tax reporting. The Audit Committee also assesses economic and business risks and monitors compliance with ethical standards. The Independent Directors Committee identifies and oversees risks associated with the Company’s executive compensation policies and practices, Director independence, related party transactions and the implementation of corporate governance policies.

Director Nominating Process

The determination of the individuals to be nominated for the Board of Directors is made by the Independent Directors Committee. This determination is then subsequently submitted to the full Board of Directors for approval/ratification.

The Board has not adopted specific minimum criteria for director nominees. Nominees are identified by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, the Board first considers the appropriateness of the size of the Board and then considers factors that it deems are in the best interests of the Company and its shareholders in identifying and evaluating a new nominee. Consistent with the concept of diversity, the Company recognizes the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion.

The Board will consider director nominees from any reasonable source, including nominees suggested by incumbent Board Members and Management as well as Shareholder recommendations tendered in accordance with the Company’s advance notice provisions. The Company does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

Directors’ Compensation

The Company’s Non-employee Director Compensation Policy was revised effective October 1, 2015. The Board amended and restated the policy on June 10, 2016. Under that policy, Non-employee Directors are paid an annual cash retainer of $50,000, payable in twelve monthly installments, plus reimbursement of actual expenses for attendance at Board or Committee meetings. The Chairperson of the Audit Committee and the Independent Directors Committee are also paid a $10,000 annual cash retainer, payable in twelve monthly installments.

The following table contains information with respect to the total compensation paid to the Non-employee Directors for the year ended December 31, 2016.

Fees Earned or
Name	Paid in Cash
Edward C. Cosgrove	$33,500
Lucion P. Gygax	$42,750
Donald W. Hedges	$37,750
Christopher M. Marks	$22,500
Rigel D. Pirrone	$41,236

Shareholder Communications with the Board of Directors

Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Board of Directors, 1110 Maple Street, P.O. Box 300, Elma, New York 14059. Correspondence directed to an individual Board member will be referred, if appropriate, to that member. Correspondence not directed to a particular Board member will be referred, if appropriate, to the Chairman of the Independent Directors Committee.

EXECUTIVE OFFICERS

The following is a listing of the Company’s current Executive Officers:

Name	Age	Position with the Company and Principal Occupation and Business Experience for Past Five Years
Dr. Nicholas D. Trbovich	81	Founder, Chairman of the Board of Directors; Chief Executive Officer of the Company for more than five years; Also, President of the Company for more than five years before September 2012.

Kenneth D. Trbovich	42	Director of the Company since November 2012; President of the Company since September 2012; Vice President of the Company from 2010-2012.

Lisa F. Bencel	59	Chief Financial Officer since January 16, 2017; Global Controller and Treasurer with kgb for more than five years prior to August 2016.

Salvatore SanFilippo	68	Senior Vice President of the Company since 2010.

James C. Takacs	51	Senior Vice President of the Company since September 21, 2016; Vice President of the Company for more than five years prior to September 2016.

Kenneth D. Trbovich, Director and Executive Officer, is the son of Dr. Nicholas D. Trbovich.

EXECUTIVE COMPENSATION

The Summary Compensation Table quantifies the amount or value of the different forms of compensation earned by or awarded to the Company’s Chief Executive Officer, the next two most highly compensated officers of the Company and one additional individual who would have been among the most highly compensated officers, except that she was not serving as an officer at the end of 2016, (the “Named Officers”) in fiscal 2016 and 2015 and provides a dollar amount for total compensation. Descriptions of the material terms of the employment agreements with certain Named Officers are provided under “Employment Agreements” below.

The Compensation Process Overview

The Independent Directors Committee functions as the compensation committee of the Board and determines the compensation of the Company’s Executive Officers in accordance with the NYSE MKT listing standards. Compensation of the Company’s Executive Officers is recommended to the Board for determination by the Independent Directors Committee with the Chief Executive Officer and President playing a supporting role in the compensation-setting process for the Company’s other Executive Officers. The most significant aspects of management’s role are evaluating employee performance, recommending business performance targets and objectives, and recommending salary levels and other compensation awards, however final compensation determinations for all Executive Officers are approved by the Board upon the recommendation of the Independent Directors Committee.

2016 Base Salary

The Independent Directors Committee seeks to provide the Company’s Executive Officers with a level of assured cash compensation in the form of base salary that is commensurate with their professional status, accomplishments and geographic location. The base salaries are reviewed annually by the Independent Directors Committee and are adjusted from time to time to recognize competitive market data, the officer’s level of responsibility, outstanding individual performance, promotions and internal equity considerations. For the year ended December 31, 2016, base salary paid to each Named Officer is as set forth in the Summary Compensation Table.

2016 Bonus

The Company may also make cash awards to the Executive Officers and other employees that are not part of any pre-established, performance-based criteria. Awards of this type are completely discretionary and subjectively determined by the Board upon the recommendation of the Independent Directors Committee at the time they are awarded. In the event this type of cash award is made, it is reflected in the “Summary Compensation Table” under a separate column entitled “Bonus.” For 2016, the final amount of officer bonuses, if any, have not been determined at this time.

Equity Awards

Pursuant to the 2012 Long-Term Incentive Plan, as approved by the Company’s shareholders, the Independent Directors Committee may grant equity awards, the vesting of which may be based on the passage of time, achievement of performance conditions or vesting conditions otherwise determined by the Independent Directors Committee. On April 11, 2016, the Company awarded the following number of restricted shares to the Executive Officers pursuant to the 2012 Long-Term Incentive Plan; Dr. Trbovich 15,000 shares; Mr. Trbovich 15,000 shares; Ms. Jaroslawsky 4,500 shares; Mr. Takacs 3,750 shares; and Mr. San Filippo 3,750 shares. These shares will vest on January 1, 2018. These awards were approved and are reflected in the Summary Compensation Table as 2016 compensation in accordance with the rules of the SEC. Ms. Jaroslawsky forfeited 9,000 unvested shares upon departure from the Company on October 7, 2016.

Summary Compensation Table

The following table contains information with respect to the annual compensation for the years ended December 31, 2016 and 2015 for the Named Officers.

Name and Principle Position	Year	Salary	Bonus (1)	All Other Compensa- tion (2)	Total
Dr. Nicholas D. Trbovich	2016	$580,786	TBD	$146,096	$726,882
Chairman and CEO	2015	$574,058	$108,000	$119,251	$801,309

Kenneth D. Trbovich	2016	$382,011	TBD	$30,953	$412,964
President	2015	$351,476	$85,000	$31,335	$467,811

Salvatore SanFilippo	2016	$190,045	TBD	$27,675	$217,721
Senior Vice President	2015	$184,313	$38,000	$27,091	$249,404

Cari L. Jaroslawsky	2016	$182,688	-	$183,994	$366,682
Former CFO and Treasurer	2015	$224,788	$59,500	$36,635	$320,923

(1)       For 2016, Bonus amounts have not been determined at this time but will be reported on a Current Report on Form 8-K when finally determined.

(2) All Other Compensation for 2016 includes (i) $4,518 for each of Dr. Trbovich and Mr. Trbovich and $4,134 for Mr. SanFilippo in connection with the allocation of shares of Common Stock under the Servotronics Inc. Employee Stock Ownership Plan (“ESOP”) valued as of the closing price on November 30, 2016 (the date of allocation); (ii) $118,054 and $67,431 for Dr. Trbovich and Ms. Jaroslawsky, respectively, for vacation pay in lieu of time off pursuant to a policy that is generally applicable to all employees of the Company; (iii) $8,819, $428, $3,628 and $429 for Dr. Trbovich, Mr. Trbovich, Mr. SanFilippo and Ms. Jaroslawsky, respectively, for life insurance; (iv) $10,205, $18,439, $18,787 and $24,784 for Dr. Trbovich, Mr. Trbovich, Mr. SanFilippo and Ms. Jaroslawsky, respectively, for health insurance premiums and the reimbursement of medical/ health related expenses not covered under the Company’s health insurance plans; (v) $3,068 for personal use of a company car for Mr. Trbovich; (vi) $4,500 for each of Dr. Trbovich and Mr. Trbovich, $1,125 for Mr. SanFilippo and $1,350 for Ms. Jaroslawsky in dividends on unvested restricted stock awards that were previously granted in 2013 as well as the additional award in 2016 and (vii) a $90,000 lump sum payment to Ms. Jaroslawsky in connection with her departure pursuant to a Separation Agreement dated October 7, 2016.

Employment Agreements

Dr. Trbovich and Mr. Trbovich have employment agreements with the Company pursuant to which they are entitled to receive minimum salary compensation as set forth in the respective agreement, or such greater amount as the Company’s Board of Directors may approve/ratify. On February 26, 2016 the Board of Directors approved base salaries for Dr. Trbovich and Mr. Trbovich of $613,880 and $385,000, respectively, per annum. In the event of death or total disability during the term of the employment agreement, he or his estate is entitled to receive 50% of the compensation he is receiving from the Company at the time of his death or disability during the remainder of the term of the employment agreement. Also, in the event of (i) a breach of the agreement by the Company, (ii) a change in control of the Company, as defined, or (iii) a change in the responsibilities, positions or geographic office location, he is entitled to terminate the agreement and receive a payment of 2.99 times their average annual compensation from the Company for the preceding five years. If this provision is invoked and the Company makes the required payment, the Company will be relieved of any further salary liability under the agreement notwithstanding the number of years covered by the agreement prior to termination. The term of the agreement extends to and includes December 31, 2017 for Dr. Trbovich, and December 31, 2019 for Kenneth Trbovich provided however, the term of the agreement will be automatically extended for one additional year beyond its then expiration date unless either party has notified the other in writing that the term will not be extended. If the Company elects not to extend the agreement, he will be entitled to a severance payment equal to nine months’ salary and benefits.

The Company provides certain individual and spousal post-retirement health and life insurance benefits for Dr. Trbovich and Kenneth Trbovich. Upon retirement and after attaining at least the age of 65, the Company will pay for the retired executives and dependents health benefits and will continue the Company-provided life insurance offered at the time of retirement. The retiree’s health insurance benefits ceases upon the death of the retired executive. The actuarially calculated future obligation of the benefits at December 31, 2016 and 2015 for both Dr. Trbovich and Kenneth Trbovich is $346,236 and $260,114 respectively.

On October 7, 2016 the Company entered into an agreement with Cari L. Jaroslawsky, our former Chief Financial Officer, who resigned from the Company effective October 7, 2016 (the “Agreement”). The Agreement provides that, in consideration of the execution and performance of the Agreement by Ms. Jaroslawsky, she will receive a lump-sum payment of $90,000.  As consideration for the above payment, Ms. Jaroslawsky agreed to ordinary and customary provisions regarding confidentiality, cooperation and non-disparagement, and executed a release of any and all claims she may have as a result of her employment with the Company. Ms. Jaroslawsky also is entitled to receive any benefits she has accrued under the Company’s Employee Stock Ownership Plan and 401(k) plan.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table shows all outstanding equity awards held by the Named Officers as of December 31, 2016.

	Stock Awards
Named Officer	Number of shares or units that have not vested (#)		Market value of shares or units of stock that have not vested($)(1)
Dr. Nicholas Trbovich	30,000	(2)	$302,100
Kenneth D. Trbovich	30,000	(3)	$302,100
Salvatore SanFilippo	6,750	(4)	$67,972
Cari L. Jaroslawsky	-	(5)	-

(1)	Value is based on the closing price of the Company’s common stock of $10.07 on December 31, 2016, as reported on the NYSE MKT.

(2)	Dr. Trbovich’s restricted stock holdings as of December 31, 2016 vest as follows provided that he remains employed by the Company on such dates: 15,000 shares on January 1, 2017 and 15,000 shares on January 1, 2018.

(3)	Mr. Trbovich’s restricted stock holdings as of December 31, 2016 vest as follows provided that he remains employed by the Company on such dates: 15,000 shares on January 1, 2017 and 15,000 shares on January 1, 2018.

(4)	Mr. SanFilippos’s restricted stock holdings as of December 31, 2016 vest as follows provided that he remains employed by the Company on such dates: 3,000 shares on January 1, 2017 and 3,750 shares on January 1, 2018.

(5)	Ms. Jaroslawsky forfeited 9,000 restricted stock holdings upon departure from the Company on October 7, 2016.

Certain Relationships and Related Transactions

Kenneth D. Trbovich, Director of the Company, is an inventor or co-inventor of certain issued patents and patent pending applications that are used in the business of a subsidiary of the Company. The patents have been and are currently used by the subject subsidiary on a royalty-free basis with Mr. Trbovich’s consent.

Proposed transactions between the Company and a related person are submitted to the Independent Directors Committee for their determinations. In making its determinations, the Independent Directors Committee consider, among other factors, whether the proposed transaction is in the Company’s best interest and is on terms no less favorable to the Company than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Also, the Independent Directors Committee may, at its discretion, request an independent appraisal if an independent appraisal has not already been provided. A related party is excluded from participating in the determinations of the Independent Directors Committee.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

The following table lists the persons that owned beneficially, as of March 16, 2017, more than 5% of the outstanding shares of Common Stock of the Company, based on the Company’s records. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by that person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Servotronics, Inc. Employee Stock Ownership Trust (2)	550,487	(2)	22.61%
1110 Maple Street P.O. Box 300 Elma, New York 14059

Dr. Nicholas D. Trbovich (3) 1110 Maple Street P.O. Box 300 Elma, New York 14059	504,210	(3)	20.71%

Harvey Houtkin (4) 160 Summit Avenue	352,088	(4)	14.46%
Montvale, New Jersey 07645

FMR LLC (5) 245 Summer Street Boston, Massachusetts 02210	163,256	(5)	6.71%

(1)	Percent of class is based upon 2,434,449 shares of Common Stock outstanding as of March 16, 2017.

(2)	The Trustees of the Servotronics, Inc. Employee Stock Ownership Trust (the “ESOT”) — Dr. Nicholas D. Trbovich and Kenneth D. Trbovich — direct the voting of unallocated shares. The participants in the related plan have the right to direct the voting of shares which have been allocated to their respective accounts; if a participant does not direct the vote, the Trustees may direct the vote of that participant’s shares. As of March 16, 2017, approximately 410,195 shares are allocated to the accounts of participants and approximately 140,292 shares remain unallocated.

(3)	This amount includes (i) 19,809 shares held by a charitable foundation for which Dr. Trbovich serves as a Trustee (ii) 15,000 shares of restricted stock that has not yet vested and (iii) approximately 38,573 shares allocated to Dr. Trbovich’s account under the ESOT. These amounts do not include the shares beneficially owned by certain of Dr. Trbovich’s other relatives. Also, except as set forth in this note (3), does not include shares held by the ESOT as to which Dr. Trbovich serves as one of the two Trustees. See note (2) above.

(4)	This information is based on a statement on Schedule 13D, as last amended on February 12, 2004, filed by Mr. Houtkin with the Securities and Exchange Commission. According to Mr. Houtkin’s statement, he had sole voting and investment power with respect to 190,000 shares and shared voting and investment power with respect to 162,088 shares. Mr. Houtkin disclaimed beneficial ownership in additional shares owned by other members of his family. The Company has received no further information from Mr. Houtkin or on his behalf.

(5)	According to a Schedule 13G filed by FMR LLC with the SEC on February 13, 2015, as of December 31, 2014, Fidelity Management & Research Company, a wholly- owned subsidiary of FMR LLC, is the beneficial owner of 163,256 shares of our common stock, as a result of acting as an investment adviser to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d, Chairman of FMR LLC, Abigail P. Johnson, Director, Vice Chairman, Chief Executive Officer and President of FMR LLC and FMR LLC, through its control of Fidelity Management & Research Company and the funds, each has sole power to dispose of the 163,256 shares of our common stock owned by such funds. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 158,000 shares of our common stock. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by such funds, which power resides with the funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

Security Ownership of Management

The following table sets forth, as of March 16, 2017 information as to the beneficial ownership of shares of Common Stock of the Company held by each Director, Named Officer and by all Directors and Officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Dr. Nicholas D. Trbovich	504,210	(2)	20.71%
Kenneth D. Trbovich	57,956	(3)	2.38%
Salvatore SanFilippo	19,864	(4)	0.82%
Edward C. Cosgrove, Esq.	-		-
Lucion P. Gygax	-		-
Donald W. Hedges, Esq.	29,761		1.22%
Christopher M. Marks	-		-
Rigel D. Pirrone	-		-
All Directors and Officers as a group	785,722	(5)	32.28%

(1)	Percent of class is based upon 2,434,449 shares of Common Stock outstanding as of March 16, 2017.

(2)	See note (5) below and note (3) to the table in “Security Ownership of Certain Beneficial Owners”.

(3)	This amount includes (i) 4,955 shares allocated to Mr. Trbovich’s account under the ESOT and (ii) 15,000 shares of restricted stock that has not yet vested. Except as set forth in the preceding sentence, does not include shares held by the ESOT as to which Mr. Trbovich serves as one of the Trustees. See Note (5) below.

(4)	This amount includes (i) 7,180 shares allocated to Mr. SanFilippo’s account under the ESOT and (ii) 3,750 shares of restricted stock that has not yet vested.

(5)	See notes (2) through (4) above. Also includes (i) shares owned by James C. Takacs, Senior Vice President and (ii) unallocated shares held by the ESOT over which certain officers, as Trustees of the ESOT, may be deemed to have voting power, as well as shares allocated to the accounts of all Officers as a group under the related plan. See the table in “Security Ownership of Certain Beneficial Owners” and note (2) thereto.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on its review of reports filed pursuant to Section 16(a) of the Securities Exchange Act or representations from Directors and Executive Officers required to file such reports, the Company believes that all such filings required of its Executive Officers and Directors and greater than 10% beneficial owners (subject to the qualifications in the following sentence) were timely made for 2016. The Company does not have information with respect to the reporting compliance of Mr. Houtkin or on his behalf.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Freed Maxick CPAs, P.C. (“Freed Maxick”) has been selected by the Board of Directors as the independent public accountants for the Company’s current fiscal year. A representative of Freed Maxick is expected to be present at the meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of shareholders.

At the Annual Meeting, the shareholders will be asked to ratify the selection of Freed Maxick as the Company’s independent registered public accounting firm. Pursuant to the rules and regulations of the Securities and Exchange Commission, the Audit Committee has the direct responsibility to appoint, retain, fix the compensation and oversee the work of the Company’s independent registered public accounting firm. In the event that the shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The affirmative vote of a majority of the votes cast on the proposal, assuming a quorum is present at the Annual Meeting, is required to ratify the appointment of Freed Maxick. The Directors of the Company unanimously recommend a vote “FOR” the ratification of Freed Maxick as the Company’s independent registered public accounting firm for 2017. Unless otherwise instructed, proxies will be voted “FOR” ratification of the appointment of Freed Maxick.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Freed Maxick CPAs, P.C. for fiscal years 2016 and 2015.

	2016	2015
Audit Fees (1)	$103,250	$102,500
Tax Service Fees (2)	39,500	51,300
Total	$142,750	$153,800

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of the Company’s quarterly financial statements.

(2)	Tax service fees principally included fees for tax preparation and tax consulting services.

The Audit Committee pre-approves audit and non-audit services provided by Freed Maxick. The Audit Committee has considered whether provision of the services described above is compatible with maintaining our accountant’s independence and has determined that such services have not adversely affected Freed Maxick’s independence.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Proposals for the Company’s Proxy Material

Shareholder proposals must be received at the Company’s offices no later than December 6, 2017, 120 days prior to the anniversary of the 2017 mailing date (April 5), in order to be considered for inclusion, if appropriate, as a shareholder proposal in the Company’s proxy materials for the 2018 Annual Meeting. Such proposals must also meet the other requirements established by the SEC for shareholder proposals.

Proposals to be introduced at the Annual Meeting, but not intended to be included in the Company’s Proxy Material

For any shareholder proposal to be presented in connection with the 2018 Annual Meeting of Shareholders, a shareholder must give timely written notice thereof to the Company in compliance with the advance notice provisions of the federal securities laws. To be timely, a qualified shareholder must give written notice to the Company at the Company’s offices no later than February 19, 2018.

OTHER MATTERS

So far as the Directors are aware, no matters other than the election of Directors and ratification of the engagement of Independent Auditors will be presented to the meeting for action on the part of the shareholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote thereon the shares to which the proxy relates in accordance with their best judgment.

By Order of the Directors

Elma, New York	Dr. Nicholas D. Trbovich
Founder, Chairman of the Board of Directors and Chief Executive Officer

SERVOTRONICS, INC.	PROXY
1110 Maple Street	THIS PROXY IS SOLICITED ON
P.O. Box 300	BEHALF OF THE BOARD OF DIRECTORS

Elma, New York 14059

The undersigned hereby appoints Dr. Nicholas D. Trbovich and Kenneth D. Trbovich or either of them, as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote as indicated below all shares of Servotronics, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 12, 2017 at the offices of Bond, Schoeneck & King, PLLC., Avant Building - Suite 900, 200 Delaware Avenue, Buffalo, NY 14202, or any adjournments thereof:

1.	Election of Directors
	Nominees:		For All☐	Withhold All☐	For All Except☐
	01) Jason T. Bear	04) Christopher M. Marks	To withhold authority to vote for any individual
	02) Edward C. Cosgrove, Esq.	05) Kenneth D. Trbovich	nominee(s), mark “For All Except” and strike a
	03) Lucion P. Gygax	06) Dr. Nicholas D. Trbovich	line through his name:
2.	Ratification of the appointment of the Company’s independent registered accounting firm for the 2017 fiscal year.		For☐	Against☐	Abstain☐

Meeting Attendance

Check this box to pre-register to attend the Annual Meeting. ☐

(Continued and to be signed on the reverse side)

(Continued from other side)

The shares represented by this Proxy will be voted as directed by the shareholder. The Board of Directors favors a vote FOR the nominees named in Proposal 1 and FOR Proposal 2. If no direction is made, the Proxy will be voted with the Board’s recommendations. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please date and sign your name exactly as it appears below and return this Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

Dated	, 2017

Signature

Signature
Joint owners should each sign. Executors, administrators, trustees, guardians and corporate officers should indicate their title.